1. TITLE

The title of this Agreement is the Integrated Forest Products Pty Ltd Canberra/C.F.M.E.U. Agreement 2004 - 2005.

2. ARRANGEMENT

1 Title
2 Arrangement
3 Application and Parties Bound
4 Relationship to Parent Award
5 Period of Operation
6 Objectives
7 Definitions
8 Consultative Mechanisms and Procedures in the Workplace
9 Introduction of Major Change in the Workplace
10 Procedures for the Avoidance of Industrial Disputes
11 Employment Categories
12 Outsourcing
13 Utilisation of Skills, Competence and Training
14 Equal Employment Opportunity
15 Anti-Discrimination
16 Workplace Harassment
17 Redundancy
18 Termination of Employment
19 Abandonment of Employment
20 Emergency Provisions
21 Time and Wage Records
22 Hot Work Arrangements
23 Skill Based Grade Structure
24 Wages
25 Hours of Work
26 Breaks
27 Shift Work
28 Annual Leave
29 Personal/Carers Leave
30 Public Holidays
31 Blood Donors
32 Jury Service
33 Union Training Leave
34 Training and Skill Development
35 Literacy and Numeracy
36 Accident Pay
37 Toxic Substances
38 Amenities
39 Clothing, Equipment and Tools
40 First Aid
41 Right of Entry
42 Union Delegates
43 Signatures

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3. APPLICATION AND PARTIES BOUND

This Agreement shall apply at:

Integrated Forest Products Pty Ltd, Tralee Street, Hume, ACT, 2607

and shall be binding upon:

      o Integrated Forest Products Pty Ltd, Tralee Street, Hume, ACT, 2607 in respect of all employees and all new employees, including clerical/office employees, maintenance employees, electricians and fitters, employed at the site listed above and working in activities covered by the Timber and Allied Industries Award 1999, and other activities covered by this Agreement, and;

      o The Construction, Forestry, Mining and Energy Union - Forestry, Furnishing, Building Products and Manufacturing Division, NSW Divisional Branch, its officers and members employed at Integrated Forest Products Pty Ltd, Tralee Street, Hume, ACT, 2607 and working in activities, including clerical/office work, maintenance work, electrical work and fitter work and activities covered by the Timber and Allied Industries Award 1999 and other activities covered by this Agreement, and;

      o All employees and new employees employed at Integrated Forest Products Pty Ltd, Tralee Street, Hume, ACT, 2607 and working in activities, including clerical/office work, maintenance work, electrical work and fitter work and activities covered by the Timber and Allied Industries Award 1999 and other activities covered by this Agreement. The terms and conditions of this Agreement shall be a condition of employment and explained to all existing employees and all new employees prior to commencement.

4 RELATIONSHIP TO PARENT AWARD

The Integrated Forest Products Pty Ltd Canberra/C.F.M.E.U. Agreement 2004-2005 shall be read and interpreted in conjunction with the Timber and Allied Industries Award 1999, including all subsequent variations, which is agreed to incorporate the provisions of that Award as it was formally known as the Forest and Building Products, Manufacturing and Merchandising (General) Award 1996, as it existed at 30 June 1998, where such provisions are not contained within the Timber and Allied Industries Award 1999. Provided that where there is inconsistency between the before mentioned Awards, the Integrated Forest Products Pty Ltd Canberra/C.F.M.E.U. Agreement 2004-2005 shall take precedence, except where the overall benefits of the Awards, for a particular case, are more advantages to the employee in which case the Award shall apply.

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5 PERIOD OF OPERATION

This Agreement shall operate from the date of certification and shall remain in force until 31 March 2006.

This Agreement shall be re-negotiated no later than three months prior to the ending of this Agreement.

This Agreement shall remain in force until such time as it is superseded by a new agreement.

6 OBJECTIVES

The aim of this Agreement is to promote through consultation, real gains on productivity and/or efficiency and/or flexibility in the work place. It facilitates continued progress on Award restructuring and training initiatives.

The parties recognise that work place reform is necessary to improve Australia's economic performance generally and that of the Forest and Forest Products particularly.

The parties agree that the provisions for reform set out in the Agreement should result in the unlocking of significant mid and long-term productivity and efficiency benefits at the enterprise level.

The parties also recognise the necessity of adopting a consultative and participative approach to work place reform in order to achieve a genuine change in the industrial culture at all levels within the industry.

The parties' objective is to achieve real sustainable improvements by way of;

a] Simultaneous improvements of all the work place issues such as quality, technology, work organisation, management practices, product delivery and education/training through continuous learning.

b] Reduction of lost time through injury by the promotion of a safer and better working environment.

c] The establishment of closer links with customers and suppliers to ensure all aspects of the service chain are focused on customer needs and improved customer satisfaction through appropriate training.

7. DEFINITIONS

7.1 In this Agreement, unless contrary, intention appears.

7.1.1 "Employer" means Integrated Forest Products Pty Ltd.

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7.1.2 " Union"  means  the  Construction,  Forestry,  Mining  and  Energy  Union
-Forestry,   Furnishing,  Building  Products  and  Manufacturing  Division,  NSW
Divisional Branch.

7.1.3 "Leading hand" means an employee who, while working, has charge or control of any adult person or persons not being apprentices and who has been appointed by the employer to take such charge or control.

7.1.4 "Actual rate of pay" is defined as the total amount an employee would normally receive for performing 38 hours of ordinary work. Provided that such rate shall expressly exclude overtime, penalty rates, disability allowances, shift allowance, special rates, fares and travelling time allowance and any other ancillary payments of a like nature. Provided further that this definition shall not include production bonuses and other methods of payment by results, which by virtue of their basis of calculation already produce the results intended by this clause.

8. CONSULTATIVE MECHANISMS AND PROCEDURES IN THE WORKPLACE

8.1 It is agreed between management and employees to establish an Enterprise Consultative Committee (hereinafter known as the ECC) , in line with the terms outlined in the Timber and Allied Industries Award 1999 clauses 12, 12.1,12.2 (hereinafter known as the Award).

The development of effective participation/consultative practices is important in the process of award restructuring and can lead to advantages for both employers and employees. To ensure that workplace reform through Award restructuring continues consultative mechanisms/practices shall be established within each enterprise. This workplace consultation is to be fostered through the ECC.

8.2 Role/Relevant Issues

The role of the ECC is to consider all issues relevant to the enterprise, which affects employees and management, and to determine through consultation between employee and management representatives how these issues should be dealt with.

The ECC will not deal with:

      o Matters that should be dealt with by the Occupational Health and Safety Committee.
      o     Industrial relations issues.

All parties will provide all information to the ECC that it needs to operate effectively. Reasons for non-disclosure of confidential information shall be explained.

Employee representatives will consult with, and report back to all employees on issues dealt with by the ECC and take to ECC meetings the views gained from the members.

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8.3 Aims

The aims of the ECC are to improve:

      o Productivity within the enterprise where productivity is considered within a broad framework.
      o     The quality of working life for workers.
      o Skills of workers through training, which will result in access to more rewarding and satisfying jobs.

8.4 Functions, Methods, Decisions and Implementations

To be agreed by the ECC as  required  to fulfill  the ECC aims (per 8.3  above).
This  is  to  be   achieved   in  the  manner   outlined   in  the  Award  by  a
consensus-negotiated process.

8.4.1  The   form,   structure   and   method   of   implementing   consultative
mechanisms/practices shall be determined at the enterprise level by agreement between the employer, employees and the union.

8.4.2 The process of consultative practices is a mechanism through which employees can be involved in and positively contribute towards management's decision-making process. Decisions are encouraged to be reached through consultative mechanisms/ practices, however, managerial prerogative is acknowledged.

8.4.3 In enterprises where agreed participative/consultative mechanisms are in place the parties may vary the application of designated Award conditions referred to in the Award providing two-thirds of those affected employees agree to such change.

8.4.4 Agreements reached on the application of more flexible designated Award conditions shall be approved by the employees affected and the ECC.

8.4.5 The union reserves the right to advise its members on award issues under discussion.

8.5 Structure

The ECC Canberra will have six members, three management and three employees.

The committee shall elect a Chairperson as organiser and coordinator.

The ECC members may nominate proxies in advance.

Employees shall elect two representatives and the union shall appoint their on-site union delegate as third employee representative.

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The union  representative  shall  cease to be on the ECC if they resign as union delegate. All employee representatives shall cease to be on the ECC if they take up management positions.

Employee representatives may be removed from the committee if their performance has been judged unsatisfactory, the union office has been consulted and a ballot of employees has been held which endorses this course of action.

Management shall control the appointment and removal of their representatives.

Representatives shall be elected annually.

ECC jobs will be rotated quarterly and workload shall be shared equitably.

8.6 Meetings and Decision Making

Will be arranged by the ECC both regularly and as required (normally monthly.

A quorum shall be at least two management and two employee representatives.

An agenda shall be prepared by ECC member input and finalised and distributed a week before the meeting to all ECC members and to employee notice boards and lunchrooms. New matters may be raised at meetings as the majority see fit.

Minutes will be taken by an agreed upon committee member and distributed to all ECC members and to employee notice boards and lunchrooms. All ECC members shall agree upon all minutes before they are issued.

The ECC shall be run on-site with the right to consult the union or upper management as ECC members see fit.

The ECC will discuss issues and make decisions. Decisions will be made by consensus. Where consensus cannot be reached the dispute settling procedure will apply.

The ECC should evaluate its operations from time to time in order to improve its effectiveness.

8.7 Facilities

Non-management members of the ECC involved in the consultative mechanism will have reasonable accessibilities in the conduct of their role as a member of the ECC.

o     A lockable filing cabinet
o     Typing services
o     Photocopying
o     Telephone
o     Office accommodation
o     Meeting room
o     Facsimile service where available, and
o     Transport where needed

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Where the  facilities  set out above do not exist at the  enterprise,  agreement shall be reached between the parties for the exemption of any or all of the facilities being provided for such period that may be agreed between the parties.

The parties shall not unreasonably withhold any such agreement and will have regard to the nature and size of the enterprise.

ECC representatives must be provided with paid time during normal working hours to prepare for consult with and report back to members on ECC issues.

The ECC will determine by consensus the timing of these consultations and report backs with will be arranged for every ECC meeting.

8.8 Discrimination

No person shall be discriminated against in any way as a result of their involvement in ECC activities.

8.9 Observers

Observers and advisers may be invited to attend ECC meetings by agreement of the Committee.

NOTE - Accredited union and management officials have the right to attend meetings.

8.10 Training

ECC members will be entitled to training to help them carry out their role. Training will be carried out during normal working hours and participants will be paid at their usual rate for that time. This training shall be conducted as per clause 13 of the Award.

8.11 Dispute Settlement Procedure

If the committee is unable to reach a decision on a matter it may be referred to the union and senior management for resolution. If no resolution is achievable normal industrial relations procedures apply. Refer to clause 10 Procedures for the Avoidance of Industrial Disputes.

8.12 An Environment Agreement

An environment agreement will be developed to provide a means of addressing environmental issues which arise in or impact the workplace. This agreement will be discussed and approved by the ECC.

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9 INTRODUCTION OF MAJOR CHANGE IN THE WORKPLACE

9.1 Employees duty to notify

9.1.1 Where the employer has made a definite decision to introduce major changes in production program, organisation, structure or technology that are likely to have significant effects on employees, the employer will notify the employees who may be affected by the proposed changes and their union.

9.1.2 "Significant effects" include termination of employment, major changes in the composition, operation or size of the employer's workforce or in the skills required, the elimination or diminution of opportunities, promotion opportunities or job tenure, the alteration of hours of work, the need for retraining or transfer of employees to other work or locations and the restructuring of jobs. Provided that where the Agreement makes provision for alteration of any of the matters referred to herein an alteration will be deemed not to have significant effect.

9.2 Employer's duty to discuss change

9.2.1 The employer will discuss with affected employees and their union the introduction of the changes referred to in clause 9.1, the effects the changes are likely to have on employees, measures to avert or mitigate the adverse effects of such changes on employees and will give prompt consideration to matters raised by the employees and/or their union in relation to the changes.

9.2.2 The discussions will commence as early as practicable after a definite decision has been made by the employer to make the changes referred to in clause 9.1.

9.2.3 For the purposes of such discussion, the employer will provide in writing to the employees concerned and their union, all relevant information about the changes including the nature of the changes proposed and the expected effects of the chances on employees and any other matters likely to affect employees provided that the employer is not required to disclose confidential information the disclosure of which would be inimical to the employer's interests.

10 PROCEDURES FOR AVOIDANCE OF INDUSTRIAL DISPUTES

Any issue that arises between the parties whether in relation to any matter covered by this Agreement including a breach or failure to implement any matter covered by this Agreement or any matter covered by the appropriate Award will be dealt with in the following manner:

10.1 A dispute that affects one or more employees but not a significant proportion of the worksite will be raised by an individual or a union representative or other employee representative to the immediate supervisor for resolution. If resolution of the issue does not result the parties will involve higher levels of management and higher levels of union representation (including the site union committee) or other representation where established until the dispute is resolved or the dispute is referred to the Australian Industrial Relations Commission and dealt with as per clause 10.5.

10.2 A dispute affecting a significant proportion of the employees in the worksite will in the first instance be raised at the site ECC for resolution. If this will or does result in a delay special meetings of the ECC or a subcommittee that is representative of the ECC will be held to resolve the issue. A dispute is not resolved until a full time union official or other employee representative has examined the proposed resolution.

10.3 A dispute effecting a proposed reduction in employment numbers, wages or conditions of employees covered by this Agreement will be raised by contacting the relevant state branch of the union (where the dispute involves employees who are members of the union) and establishing a process to resolve the dispute by involving full time union officials and/or other employee representatives, site union delegates, employees and relevant management representatives.

10.4 No employee will lose any income as a result of being involved in attempts to resolve disputes under this clause and this Agreement.

10.5 If the dispute is not resolved in accordance through the above procedures one or both of the parties may refer the dispute to the Australian Industrial Relations Commission for conciliation in order to resolve the dispute. If the dispute is not resolved by conciliation and in the view of the Commission cannot be resolved by conciliation the parties agree to have the dispute dealt with by arbitration by the Australian Industrial Relations Commission and such decision will be accepted.

10.6 Without prejudice to either party and except where a bona fide health and safety issue is involved work shall continue and the status quo will remain as existed either prior to the dispute or any changes made that caused the dispute, while matters in dispute are being dealt with in accordance with these procedures. Any unnecessary delays as a result of management's approach in the resolution of a dispute may lead to industrial action being taken by members of the union in order to encourage a positive response from management. Management will not take any legal action in response to such action taken under this clause.

11 EMPLOYMENT CATEGORIES

11.1 Probationary Employment

Employment during the first six weeks will be from day to day at the weekly rate prescribed except in the case of re-engagement within one month after the termination of a previous service of the employee with the employer. Any extension of the probation period for any individual person will only occur by agreement between the parties.

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11.2 Full Time

All full time employees are employed on a weekly basis.

11.3 Casual Employment

11.3.1 A casual employee shall be paid per hour one thirty-eighth of the award rate applicable for the work performed plus a loading of 20 percent.

11.3.2 The number of casual employees shall not exceed a ratio of one to ten (or part thereof) of the total number of full time employees employed under this agreement.

11.3.3 Notwithstanding the prescribed number of casual employees fixed in accordance with clause 11.3.2.

11.3.2 Hereof, additional casual employees may be employed to cover the absence of full time employee during a period of long service leave, sickness or accident.

11.3.4 A casual employee who is engaged in excess of 30 hours per week continuously for a three month period shall be deemed to be a full time weekly employee and shall be entitled to long service leave entitlements as from the commencement of the casual employment date.

11.3.5 A casual employee who works in excess of the ordinary hours fixed for weekly employees on any day shall be paid at the appropriate overtime rate provided in this agreement on the casual employees actual rate of pay (i.e. including casual loading).

11.3.6 A casual employee engaged for a part of any day shall be entitled to a minimum of four hours pay per day whether the casual employee is required to work for four hours or not.

11.3.7 Casual employees shall be engaged in accordance with clause 15.4 of the Award.

11.3.8 Casual employees shall not continue in employment in preference to full-time weekly paid employees as a result of retrenchments or redundancy for any reason other than as agreed by the ECC.

11.3.9 A casual employee may apply for a full time position with the employer should a vacancy occur and subject to the casual being able to perform the duties required or undertake training to acquire the skills required to fill the vacant position in a period acceptable to the employer then the casual employee shall have preference of employment for the vacant position.

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11.4 Part Time employment

11.4.1 Except where agreement is reached in accordance with the facilitative provisions of the Award part time employment will not be offered without the prior agreement of the ECC.

11.4.2 The agreed weekly and daily ordinary hours of work once determined will not be altered without the written consent of the employee.

11.4.3 Except where agreement is reached in the ECC a part time employee will be employed for not less than 16 hours or in excess of 32 hours per week.

11.4.4. A part time employee will be paid for each hour worked one thirty-eighth of the weekly wage prescribed by the Skill Based Structure of this Agreement for the grade of work performed.

11.4.5 A part time employee who works in excess of the daily hours fixed in accordance with clause 25 of this Agreement will be paid overtime in accordance with clause 31 of the Award.

11.5 Leave Provisions

11.5.1 A part time employee is entitled to annual leave and sick leave in accordance with this Agreement in proportion to ordinary hours worked.

11.5.2 Where the normal paid hours fall on a public holiday and work is not performed by the employee, such employee will not lose pay for the day.

11.5.3 Where a part time employee would normally work on either or both of the two working days following the death of a close relative which would entitle an employee on weekly hiring to bereavement leave in accordance with clause 29 of this Agreement, the employee is entitled to be absent on personal/carers leave on either or both of those two working days without loss of pay for the day or days concerned.

Subject to clause 11.5 all provisions of this Agreement will apply to a part time employee.

11.6 Apprentices

The regulations of the Vocational Education and Training Act 2003 will apply. Apprentices will be paid the following percentages of the weekly rate prescribed for Level 5 of the skill based grade structure expressed in the Award.

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Year of Apprenticeship

1             50%
2             60%
3             75%
4             90%

11.7 Subject to the possession of an appropriate license or certificate and competency an employee eighteen years of age or over can operate a chainsaw.

11.8 Trainees

Entry level trainees may be employed on terms and conditions agreed by the employer, employees and union consistent with provisions of the Vocational Education and Training Act 2003.

12. OUTSOURCING

Outsourcing of work currently done by the site will not be introduced without in the first instance consulting and reaching agreement with the ECC. These discussions will occur at least 2 months prior to any discussions with a potential outsourcing.

The employer will not vary any existing outsourcing arrangements without prior agreement with the ECC. The employer will supply a list of outsourced operations.

13 UTILISATION OF SKILLS, COMPETENCE AND TRAINING

13.1 The employer may direct an employee to carry out such duties as are within the limits of the employee's skill, competence and training consistent with the classification structure of this Agreement provided that such duties are not designed to promote deskilling.

13.2 The employer may direct an employee to carry out such duties and use such tools and equipment as may be required provided that the employee has been properly trained in the use of such tools and equipment.

13.3 Cross-skilling between maintenance and production functions will occur provided that employees required to perform any given task are fully trained, competent and able to comply with all regulatory and safety requirements (e.g. limited electrical licenses for electrical isolations).

13.4 Any direction issued by the employer pursuant to clauses 13.1 and 13.2 will be consistent with the employer's responsibilities to provide a safe and healthy working environment.

13.5 The parties agree to observe the requirements of Quality Accreditation.

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13.6 A continuous  improvement  programme  (`CIP') will be  established in which employees will participate in CIP teams jointly with management. The employer will provide appropriate training.

14 EQUAL EMPLOYMENT OPPORTUNITY

The employer is an equal opportunity employer and has a policy statement as required by legislation. The ECC will review existing equal opportunity and affirmative action provisions during the life of this Agreement with a view to breaking down any existing barriers and to ensure that individuals have the same rights and opportunities to training, job access and advancement. Disabled people will continue to be employed provided their employment is consistent with safety and productivity objectives.

15 ANTI-DISCRIMINATION

15.1 It is the intention of the respondents to this Agreement to achieve the principal object in Section 3 of Part I of the Workplace Relations Act 1996 by helping to prevent and eliminate discrimination on the basis of race, colour, sex, sexual preference, age, physical or mental disability, marital status, family responsibilities, pregnancy, religion, political opinion, national extraction or social origin.

15.2 Accordingly, in fulfilling their obligations under the disputes avoidance and settling clause, the respondents must make every endeavour to ensure that neither the Award provisions nor their operation are directly or indirectly discriminatory in their effects.

15.3 Nothing in this clause is to be taken to affect;

15.3.1 any different treatment (or treatment having different effects) which is specifically exempted under the Commonwealth anti-discrimination legislation,

15.3.3 an employee, employer or registered organisation, pursuing matters of discrimination in any state or federal jurisdiction, including by application to the Human Rights and Equal Opportunity Commission.

16 WORKPLACE HARASSMENT

In line with legislative requirements the employer will ensure that all employees work in an environment, which is free from harassment of any kind. To ensure this occurs, a policy and procedures statement will be developed by the ECC including a grievance procedure to handle all complaints of harassment.

The employer will ensure that all employees are aware of the need for a harassment free workplace.

1. Joint responsibility of the parties to stop workplace harassment.

17. REDUNDANCY

17.1 Application and Definition

This clause applies in the case of:

17.1.1 a general downturn in activities brought about by a decline in demand for the employer's products or unavailability of resource or materials.

17.1.2   restructuring  of  the  business,   reorganisation   of  work  systems,
introduction of technology or machinery which impacts on staffing levels.

17.1.3 Permanent closure of the plant or part thereof.

17.2 Consultation and Selection Process

17.2.1 In determining the employees to be retrenched the employer will consult with the ECC and the union. The selection criteria will be primarily based on the following:

17.2.1 (a) skills required to ensure the efficient operation of the enterprise.

17.2.1 (b) voluntary retrenchments.

17.2.2 All parties will adhere to the requirements of the Worker's Compensation Act 1951 as amended in relation to employees suffering work related incapacities and disabilities.

17.2.3 This clause does not apply to casual employees.

17.3 Period of Notice

17.3.1 The employer will consult with the employees and the union at the earliest opportunity should the circumstances provided for in clauses 17.1.1 and
17.1.2 arise.

17.3.2 The employer will give a minimum of four (4) weeks formal notice or pay in lieu of notice to affected employees.

17.3.3 The employer will not, within the period of twelve (12) weeks prior to any retrenchments, transfer an employee into a position, which is to become redundant.

17.4 Employees Under Notice

17.4.1 The employer will provide an itemised statement of all payments due to each employee who is under notice of redundancy.

17.4.2 An employee who has been given notice of retrenchment may elect to resign prior to the effective date of the employee's retrenchment notice. In such cases, any payments arising under this clause will be calculated to the date the resignation takes effect.

17.4.3 Should an employee under notice die, prior to the nominated date of termination, all benefits of this Agreement to which such employee was entitled shall be paid directly to the employee's legal dependent or if the employee had no legal dependents, benefits will be paid to the estate of the employee.

17.5 Assistance

17.5.1 The employer will make every endeavour to assist an employee, who has been made redundant, to find suitable employment. From the time an employee receives notice of retrenchment and up to the date of termination, a reasonable amount of time off work will be granted to the employee without deduction of pay to attend employment interviews.

17.5.2  The  employer  will  give to the  employee,  no  later  than  the day of termination, a written certificate of service indicating the period of employment, the reason for termination, and if requested by the employee, a written reference.

17.6 Alternative Position

17.6.1 Where the employer, on account of redundancy, offers an employee employment at a lower rate of pay, or work that is of a significantly different capacity or character and the employee declines the offer, the termination of employment will be deemed to have been made by the employer and the employee is entitled to the benefits provided by this clause.

17.6.2 Where an employee accepts an alternative position of different character, a one (1) month trial period will be observed to determine the suitability of the new position and the employee will not be denied the provisions of this clause should the position be unsuitable.

17.7 Re-Employment

17.7.1 Employees who are retrenched may apply for any subsequent vacancies which may arise and will receive priority of consideration for re-engagement in positions for which they have the appropriate skill level, provided the retrenched employee applies for a vacant position within, twelve (12) months of their retrenchment date.

17.8 Long Service Leave

Entitlement to long service leave or payment in lieu thereof will be determined in accordance with the Long Service Leave Act 1976 (ACT) with the exception that the qualifying period for pro-rata entitlements will be after five (5) years service.

17.9 Sick Leave

All outstanding sick leave entitlements accrued to an employee will be paid on termination.

17.10 Superannuation

Superannuation benefits will not be limited or offset against redundancy payments provided in this clause.

17.11 Retrenchment Pay

17.11.1 Employees who are retrenched will be paid three (3) weeks pay for each year of service or part thereof to a maximum of fifty two (52) weeks pay. For example with 5.3 years of service an employee would receive a payment equivalent to 5.3 x 3 weeks pay. Provided that the minimum payment for an employee with up to and including one (1) year of service will be three (3) weeks pay.

17.11.2 The rate of pay on which these entitlements will be based will be the employee's ordinary time weekly rate (38 hours).

17.12 This clause does not apply when industrial action occurs.

18. TERMINATION OF EMEPLOYMENT

Subject to the provisions of clause 19 of the Agreement `Abandonment of employment' and clause 18 of the Award - `Stand down of employees'; the following provisions relating to termination shall apply:

18.1 Notice of termination by the employer

18.1.1 In order to terminate the employment of an employee the employer shall give to the employee the following notice:

Period of continuous service                                      Period of
                                                                  notice

Up to 1 year                                                      1 week
More than 1 year and up to the completion of 3                    2 weeks
years
More than 3 years and up to the completion of 5                   3 weeks
years
More than 5 years                                                 4 weeks

18.1.2 In addition to the notice in clause 18.1.1 hereof, employees over 45 years of age at the time of the giving of the notice with not less than two years continuous service, shall be entitled to an additional week's notice.

18.1.3 Payment in lieu of the notice prescribed in clause 18.1.1 and/or 18.1.2 hereof shall be made if the appropriate notice period is not given. Provided that employment may be terminated by part of the period of notice specified and part payment in lieu thereof.

18.1.4 In calculating any payment in lieu of notice, the wages an employee would have received in respect of the ordinary time the employee would have worked during the period of notice had employment not been terminated shall be used.

18.1.5 The period of notice in this clause shall not apply in the case of dismissal for conduct that justifies instant dismissal, including malingering, inefficiency or neglect of duty, or in the case of casual employees, pieceworkers, special workers, support staff, apprentices or employees engaged for a specific period of time or for a specific task or tasks.

18.1.6 For the purposes of this clause, continuity of service shall be calculated in the manner prescribed by clause 28 of this Agreement.

18.2 Notice of termination by employee

18.2.1 The notice of termination required to be given by an employee shall be the same as that required of the employer, save and except that there shall be no additional notice based on the age of the employee concerned.

18.2.2 If any employee fails to give notice, the employer shall have the right to withhold moneys due to the employee with a maximum amount equal to the ordinary time rate of pay for the period of notice.

18.3 Time Off During Notice Period

Where the employer has given notice of termination to an employee an employee will be allowed up to one day's time off without loss of pay for the purpose of seeking other employment. The time off must be taken at times that are convenient to the employee after consultation with the employer.

18.4 Statement of Employment

The employer will upon receipt of a request from an employee whose employment has been terminated provide to the employee a written statement specifying the period of employment and the classification of or the type of work performed by the employee.

18.5 Unfair Dismissals

Termination of employment by the employer must not be harsh, unjust or unreasonable.

For the purposes of this clause, termination of employment will include termination with or without notice.

Without limiting the above, except where a distinction exclusion or preference is based on the inherent requirements of a particular position, termination on the ground of race, colour, sex, marital status, family responsibilities, pregnancy, religion, political opinion, national extraction and social origin will constitute a harsh, unjust or unreasonable termination of employment.

18.6 Disputes Settlement Procedures - Unfair Dismissal

18.6.1 Subject to the provisions of sections 170CE, 170CK, 170CL or 170CM of the Workplace Relations Act 1996, any dispute or claim arising under clause 18.5 hereof should be dealt with in the following manner:

18.6.2 As soon as is practicable after the dispute or claim has arisen the employee concerned will take the matter up with the immediate supervisor affording the opportunity to remedy the cause of the dispute or claim.

18.6.3 Where any such attempt at settlement has failed, or where the dispute or claim is of such a nature that a direct discussion between the employee and the immediate supervisor would be inappropriate, the employee will notify a duly authorised representative of the union or other employee representative who, if the representative considers that there is some substance in the dispute or claim, must forthwith take the matter up with the employer or the employer's representative.

18.6.4 If the matter is not settled it will be submitted to the Australian Industrial Relations Commission to endeavour to resolve the issue between the parties by conciliation. Subject to the provisions of the Workplace Relations Act 1996 the Commission may if necessary arbitrate this matter and such decisions will be accepted subject to the parties' normal rights of appeal.

18.6.5 Without prejudice to either party, work should continue in accordance with the Award while the matters in dispute are being dealt with in accordance with this clause.

18.7 Summary Dismissal

The employer has the right to dismiss any employee without notice for conduct that justifies instant dismissal including gross misconduct, malingering, inefficiency or neglect of duty and in such cases the wages will be paid up to the time of dismissal only.

Clarification for gross misconduct would include but not be limited to the following:

GROSS MISCONDUCT

      o     Physical Abuse

In the event of, each instance will be decided on a case by case. In general, both parties will be immediately dismissed, but taken into account will be the instigator and cause.

      o     Workplace Harassment - including personal threats

      o     Horseplay creating unsafe conditions

      o     Wilful damage to equipment or property - (employer or personal)

      o     Theft from employer or workmates

      o     Defecating/urinating in inappropriate places

      o     Industrial sabotage

      o     Attending for work under the influence of drugs or alcohol

      o     Consuming alcohol on the premises

      o     Indecent exposure

Clarification for inefficiency and neglect would include but not be limited to the following:

INEFFICIENCY AND NEGLECT

      o Poor workmanship conducted by an appropriately trained and competent person causing loss of production and re-work

      o     Causing   excessive   damage  to  equipment  and  property   through
            carelessness

      o     Sleeping during working hours

      o     Leaving the workplace unauthorised

      o Leaving the workstation unattended while still operating, to perform a non-work related function

      o Failing to follow company policy and procedure causing unsafe conditions, injury to self or others or substandard product or excessive downtime/damage

      o     Failing  to  follow   supervisor's   instructions,   provided   that
            instructions are not unsafe

      o     Failing to follow safety rules

      o Lying about sickness or death, whether it is self or other person, as an excuse for inability to attend for work

19 ABANDONMENT OF EMPLOYMENT

Notwithstanding anything elsewhere contained in this clause.

19.1 The absence of an employee from work for a continuous period exceeding three working days without the consent of the employer and notification to the employer shall be prima facie evidence that the employee has abandoned the employment.

19.2 Provided that if within a period of fourteen days from the last attendance at work or the date of the last absence in respect of which notification has been given or consent has been granted an employee has not established to the satisfaction of the employer that the employee was absent for the reasonable cause, the employee shall be deemed to have abandoned the employment.

19.3 Termination of employment by abandonment in accordance with this clause shall operate as from the date of the last attendance at work or the last day's absence in respect of which consent was granted or the date of the last absence in respect of which notification was given to the employer whichever is the later.

20 EMERGENCY PROVISIONS

20.1 Despite other provisions of this Agreement, the following will apply where the employer is subjected to restrictions, rationing or the emergency disconnection of those services in accordance with orders or regulations approved by the lawful authority.

20.1.1 if by reason of such restriction or rationing or emergency disconnection the employer is unable usefully to employ an employee for the whole or part of any day or shift, the employer may deduct from the wages of that employee payment for any part of the day or shift such employee cannot be usefully employed, provided that:

20.1.1.1 if the employer requires the employee to attend for work but is not able to employ that employee usefully the employee will be entitled to be paid for two hours work.

20.1.1.2 where an employee commences work he/she will be entitled to be paid for four hours work.

20.1.1.3 this clause does not apply to apprentices.

20.1.2 The employer may require any day worker to perform their ordinary hours of work (or any such ordinary hours of work) at any time on any day other than a Sunday on the basis of thirty-eight hours per week. The following rates of pay shall apply for such work.

20.1.2.1 for work performed on Mondays to Fridays from 6.30 a.m. to 6.00 p.m. and on Saturdays from 7 a.m. to noon payment shall be at ordinary time.

20.1.2.2 for work performed between noon and midnight on Saturdays payment shall be at ordinary rates plus 25 per cent.

20.1.2.3 for work performed at all other times other than on a Sunday payment shall be at ordinary rates plus 15 per cent.

Provided that when an employee is required to commence work between the hours of
9.30 p.m. and 6.00 a.m. the amount he/she shall receive will be not less than 50 per cent more than the amount he/she would receive if paid at ordinary day rates.

20.1.3 The employer may require any shift worker to perform their hours of work at any time other than on a Sunday on the basis of thirty-eight hours per week.

The following rates of pay shall apply for such work.

20.1.3.1 for day or shift work - ordinary time.

20.1.3.2 for work performed between noon and midnight on Saturdays - ordinary rates plus 25 per cent.

20.1.3.3 for afternoon shifts - ordinary rates plus 15 per cent and for night shift - 30 per cent.

Provided that when a shift worker is required to commence work between the hours of 9.30 p.m. and 6.00 a.m. the amount the employee will receive will not be less than 50 per cent more than the amount he/she would receive if paid at ordinary rates.

20.1.3.4 Nothing in this clause will operate to reduce the shift premiums payable to employees who were shift workers working on afternoon and night shifts only at the date of such interference as aforesaid and who continue to work on such shifts.

20.1.4 The employer may alter the time at which meal breaks are usually taken and/or the duration of them, in order to avoid or mitigate the effects of such interference, without being liable to pay penalty rates for work done during the normal meal breaks provided that the commencing time of any meal break is not made more than one hour earlier or later than usual and that a meal break of at least twenty minutes is allowed and provided also that the employer does, whenever it is practicable, consult with the parties before acting under this clause.

20.2 Despite anything elsewhere contained in this Agreement, the provisions of this clause will apply in the case of the employer using auxiliary power plant for the purpose of providing employment for employees whilst such restriction or rationing or emergency disconnection is in force and who:

20.2.1 is unable usefully to employ an employee for the whole of any day or shift by reason of a breakdown in such plant through no fault of the employer, or

20.2.2 because of the inability of the auxiliary power plant to meet the normal demands for power:

20.2.2.1 finds it necessary to require any employee to perform their ordinary hours of work (or any of such ordinary hours of work) outside the hours normally worked by such employee, or

20.2.2.2 finds it necessary to alter the time at which meal breaks are usually taken and/or the duration of them.

20.3 Leave is reserved to the parties to apply in this matter upon two days in writing.

21. TIME AND WAGES RECORD

21.1 Duty to Maintain

The employer will keep a time and/or wage book or sheets or cards with the entries typed or perforated or recorded in ink showing the names of employees, the daily number of hours worked by each employee and the rate of pay and wages payable and paid to each employee. A permanent record of each employee's classification will be similarly kept.

21.2 Inspection

The Federal Secretary or Secretary of a State Branch of the union or any officer thereof authorised in writing by one of them will be, on production of an authority to the employer, the local manager or the person who purports to be in charge, be allowed at all reasonable times to inspect such time book, sheets or cards and to make a copy of them. Such time books, sheets or cards for the last preceding six years will be kept available for this purpose; however records more than two years old may be kept at an alternative location provided they are produced for inspection within 48 hours of a notice requiring their inspection being given by a duly authorised union official.

21.3 Authorisation

The Federal Secretary or Secretary of a State Branch of the union or any other officer thereof authorised in writing by one of them will, on production of an authority to the employer, the local manager or the person who purports to be in charge, be allowed at all reasonable times to inspect any part of an employer's works where it is suspected that a breach of this Agreement has occurred or is occurring but such inspection will be carried out in the company of the employer or someone on the employer's behalf. The employer will provide the necessary facilities for the investigation of the supposed breach including access to the time book, sheets or cards referred to herein. The union officers will not interfere with or the work and duties of the employees more than is absolutely necessary for the proper investigation of the breach or supposed breach.

22. HOT & COLD WORK ARRANGEMENTS

The parties to this Agreement recognize that working in severely hot and cold conditions is a recognized health hazard that can lead to serious injury or death in the workplace or following work as a result of exposure to severe heat or cold during work hours. As such it is the employer's responsibility to take reasonable steps to ensure that workers are not unduly exposed to these hazards. It is agreed by the parties that the union Safety Organiser will meet with the site O.H.S committee to outline steps required to ensure that no employee is placed at risk due to climactic conditions.

23. SKILL BASED GRADE STRUCTURE

The parties support the existing skill based grade structure.

24. WAGE INCREASES

The pay increase of 4% will be paid on the first full pay period to commence on or after 28.3.05.

                             CURRENT          CURRENT          PLUS       PLUS
WAGE                         WEEKLY           HOURLY           4%         4%
RATE                         WAGE             RATE             WEEKLY     HOURLY
CODE      WAGENAME           (2003-2004)      (2003-2004)      WAGE       RATE

001       Level 1            525.05           13.81            546.05     14.37
002       Level 2            545.74           14.36            567.57     14.94
003       Level 3            573.94           15.10            596.90     15.71
004       Level 4            599.95           15.70            623.95     16.42
005       Level 5            639.14           16.82            664.71     17.49
006       Level 6            665.11           17.50            691.71     18.20
013       Level I Casual     613.15           16.14            637.68     16.78
014       Level 2 Casual     637.36           16.77            662.85     17.44
015       Level 3 Casual     670.40           17.64            697.22     18.35
016       Level 4 Casual     700.79           18.44            728.82     19.18
017       Level 5 Casual     746.61           19.65            776.47     20.43
018       Level 6 Casual     776.56           20.44            807.62
21.25

All work and expense related allowances will increase by 4% per year as of 28.3.05.

25. HOURS OF WORK

25.1 Methods of working 38-hour week

25.1.1 The 38-hour week maybe implemented by one of the following methods:

25.1.1.1 by employees working less than eight ordinary hours each day, or

25.1.1.2 by employees working less than eight ordinary hours on one day each week, or

25.1.1.3 by employees working less than eight ordinary hours on one day each fortnight, or

25.1.1.4 by fixing one weekday on which all employees will be off during a particular four week work cycle, or

25.1.1.5 by fostering employees off on various days of the week during a particular four-week work cycle so that each employee in the section has one day off during that cycle.

25.2 Method to be determined by agreement

25.2.1 The method of implementation to be applied will be determined by agreement between the employer and the majority of employees in the workplace.

25.2.2 Should agreement not be reached then:

      o     the matter will be referred to the ECC, and

      o     where the matter is not  resolved  the matter  will be referred to a
            member  of  the  Australian   Industrial  Relations  Commission  for
            resolution.

25.3 Notice of Rostered Days off

In cases where due to the arrangement of their ordinary working hours, an employee in accordance with clauses 30.1.1 (c) and 30.1.1 (d) is entitled to a day off during the work cycle, such employee shall be advised by the employer at least four weeks in advance of the day to be taken off by written notice posted by the employer on the notice board. The rostered day off cycle will coincide where possible with the building industry's RDO calendar.

25.4 Substitute days

25.4.1 The employer, with the agreement of the majority of employees concerned, may substitute the day an employee or employees concerned are to take off in accordance with clauses 25.1.1.3 and 25.1.1.4(for another day in the case of a breakdown in machinery or failure or shortage of electric power or other situation of emergency that could arise.

25.4.2 An individual employee with the agreement of the employer may substitute the day the employee is to take off for another day.

25.5 Work on rostered day off

25.5.1 Unless a rostered day off is substituted for another day off in accordance with clauses 25.4.1, or

25.4.2 work performed on the rostered day off will be paid in accordance with clause 31 `Overtime' of the Award.

25.6 Rostered Days Off

25.6.1 Notwithstanding provisions elsewhere in this Agreement, the employer and the majority of employees may agree to establish a system of rostered days off (`RDO')to provide that:

25.6.1.1 An employee may elect with the consent of the employer to take a rostered day off at any time.

25.6.1.2 An employee may elect, with the consent of the employer, to take rostered days off in part day amounts.

25.6.1.3 An employee may elect, with the consent of the employer, to accrue some or all rostered days off for the purpose of creating a bank to be drawn upon by the employee at times mutually agreed by the employer or subject to reasonable notice by the employee or the employer.

25.6.1.4 clause 25.6.1 may apply subject to the employer informing the union of its intention to introduce an enterprise system of RDO flexibility and providing a reasonable opportunity for the union to participate in negotiations.

25.6.1.5 Once a decision has been taken to introduce an enterprise system of RDO flexibility, in accordance with this clause, its terms must be set out in the time and wages records kept pursuant to regulations 131 A to 131 R of the Workplace Relations Regulations 1996.

25.6.1.6 The employer will record RDO arrangements in the time and wages book each time this provision in used.

26. BREAKS

26.1 A half hour break will be allowed for a lunch break provided than an employee is not required to work more than five ordinary hours without a break for a meal.

26.2 Except as provided in clause 26.3, all work done during an employee's lunch break will be paid at double time rates of pay. For work performed thereafter until a lunch break is allowed time and one half rates shall be paid.

26.3 An employee's lunch break, once fixed will only be altered (except in the case of a breakdown or emergency) by mutual agreement or by at least seven days notice of the intended change given to the parties concerned.

26.4 Continuous Shift workers will be allowed a crib time of 20 minutes per shift without loss of pay to be taken at an agreed upon time and so as not to disrupt the work process.

26.5 A fifteen (15) minute paid tea break will apply to all day work employees.

The time of taking this break will be flexible in recognition of operational needs.

27. SHIFT WORK

27.1 Definitions

"Afternoon shift" means any shift finishing after 6 p.m. and at or before 1 a.m.

"Night shift" means any shift finishing after midnight and at or before 8 a.m.

"Continuous shift" workers are shift workers rostered to work regularly over the seven days of the week.

27.2 Payments to shift workers at commencement and conclusion of summertime period

Notwithstanding anything contained elsewhere in this Award, in any area where by reason of the legislation of the state summer time is prescribed as being in advance of the standard time of the state, the length of any shift:

27.2.1 commencing before the time prescribed by the relevant legislation for the commencement of a summer time period, and

27.2.2 commencing on or before the time prescribed by such legislation for the termination of a summer time period is deemed to be the number of hours represented by the difference between the time recorded by the clock at the beginning of the shift and the time so recorded at the end of the shift, the time of the clock in each case to be set to the time fixed pursuant to the relevant state legislation.

In this clause the expressions 'standard time' and 'summer time' will bear the same meanings as are prescribed by the relevant State legislation.

27.3 Payment for Shift Work

27.3.1 Shift workers on afternoon or night shift will be paid 15 per cent more than the employee's ordinary rate of pay per shift. Work may be done on non-rotating afternoon or night shifts if such shifts are worked for at least 4 consecutive shifts.

27.3.2 Provided that the allowance for such non-rotating afternoon shifts will be 15 per cent more than the employees ordinary rate of pay per shift and the allowance for non-rotating night shift will be 30 per cent more than the employees ordinary rate of pay in lieu of the above shift allowances.

27.3.3 A shift allowance of 15 per cent will be paid to maintenance employees who work shifts which commence at midday and finish at or after 6.00 p.m.

27.4 Shift Work on Saturdays, Sundays or Public Holidays

27.4.1 Continuous Shift workers for all work performed in accordance with their roster on a Saturday will be paid at the rate of time and a half for the first two hours and double rate thereafter. Work on a Sunday will be paid at the rate of double time, and for rostered work on a public holiday prescribed by clause 30 - Public Holidays will be paid at the rate of double time and a half.

27.4.2 Where the first shift of the week commences not later than 8 a.m. Monday, any ordinary time worked on night shift up to 8 a.m. on a Saturday will be regarded as ordinary time. Where a Sunday or holiday occurs during any shift roster, that shift the major portion of which is worked on the Sunday or holiday will be regarded as a Sunday or holiday shift and paid for at the rate of double time for the Sunday and double time and a half for the holiday.

27.4.3 In the case of a continuous shift worker, where a public holidays falls on all employee's rostered day off, the employee will receive for that holiday one day's pay in addition to the weekly wage.

27.4.4 Shift workers recognise their obligations to continue it work until relieved, provided that they are not required to work more than two consecutive shifts provided that employees working on a twelve hour shift roster will not work more than sixteen consecutive hours. The employer will avoid double shifts as far as possible by using every endeavour to arrange relief workers.

27.5 Arrangement of Shifts

27.5.1 After reasonable notice employees may be required to work shift work.

27.5.2 A shift roster will be drawn up and will provide for the rotation of shifts except as prescribed by clauses 27.3.1 and 27.3.2.

27.5.3 Shift rosters will specify the commencing and finishing times of ordinary working hours of the respective shifts.

28. ANNUAL LEAVE

28.1 Annual Leave Entitlement - General

28.1.1 A period of 28 consecutive days leave will be allowed annually to an employee after 12 months continuous service.

28.1.2 Annual leave is exclusive of public holidays as prescribed in clause 30 of this Agreement.

28.1.3 If after two weeks continuous service an employee other than a casual employee leaves employment or is terminated by the employer, the employee will be paid 2.925 hours at the ordinary rate of wage for each completed week of continuous service.

28.1.4 After the completion of the first 12 months employment an employee who leaves their employment or whose employment is terminated will be paid 2.925 hours at the ordinary rate of wage for each completed week of five working days for which leave has not been granted under this clause.

28.1.5 The ordinary rate of wage referred to in this clause means the ordinary time rate of pay fixed by the terms of this Agreement excluding any amounts paid in respect of shift work, overtime or other penalty rates except where otherwise indicated.

28.2 Annual Leave Entitlement - Continuous shift workers

28.2.1 In addition to the leave prescribed by clause 28.1.1 continuous shift workers will be allowed seven consecutive days leave including non working days.

28.2.2 Where an employee with 12 months continuous service is engaged for part of the 12 monthly period as a continuous shift worker he/she shall be entitled to have the period of 28 consecutive days leave prescribed in clause 28.1.1 increased by half a day for each month the employee is continuously engaged as a continuous shift worker.

28.3 Payment for annual leave

28.3.1 Each employee other than a continuous shift worker before going on leave will be paid for the period of leave at the employee's ordinary rate of wage plus 17-1/2 per cent of that amount.

28.3.2 Each continuous shift work employee before going on leave will be paid for the period of leave for the ordinary time the employee would have worked had he/she not been on leave plus the appropriate shift allowances.

28.4 Taking of Leave

28.4.1 Broken Leave

The leave will be given and taken in a continuous period or in two or three separate periods of which one period will be at least one fortnight.

Provided that where annual leave is given in two parts, the first part of off the leave will be given within a period not exceeding six months from the date the right to annual leave accrued, and after not less than one month's notice to the employee. The second part of the leave shall be given within a period not exceeding five months from the last day of the first part of the leave (or a longer period agreed upon by the employer and the employee and notified by the employer to the Secretary of the State Branch of the union when the employee concerned is a member of the union) and after not less than one month's notice to the employee. Provided however, that the second part of the leave will be given within a period not exceeding 9 months from the date the right to annual leave accrued.

The month's notice to the employee required by this clause may be dispensed with by agreement between the employer and the majority of employees concerned and endorsed by the ECC.

Provided further that except where an employee makes application for annual leave, no employee will be given annual leave during a period in respect of which the employee is entitled to be paid workers' compensation.

28.4.2 Notwithstanding any other provisions of this Agreement, where annual leave is not taken at mill close downs, but leave is taken on a rostered basis, then such rostering, will be through the 12 months of the year.

Provided that leave will be taken within 12 months of it failing due and employees will be given at least three months notice of the taking of rostered leave.

28.4.3 By agreement between the employer, employee or group of employees, annual leave may be taken on a rostered basis, close down basis or part rostered/part close down basis in three separate periods.

28.4.4 Any unpaid leave hours are to be made up during overtime periods at normal hourly rates until 38 hours normal is reached then overtime rates will apply.

28.5 Leave taken as a single day

28.5.1 Notwithstanding provisions elsewhere in this Agreement, the employer and the majority of employees may agree to establish a system of single day annual leave absences provided that:

28.5.1.1 An employee may elect, with the consent of the employer, to take annual leave in single day periods or part of a single day not exceeding a total of five days in any calendar year at a time or times agreed between them.

28.5.1.2 Access to annual leave, in accordance with clause 28.5.1 is exclusive of any shutdown period provided for elsewhere under this Agreement.

28.5.1.3 An employee and employer may agree to defer payment of the annual leave loading in respect of single day absences until at least 5 consecutive annual leave days are taken.

28.5.1.4 clause 28.5.1 may apply subject to the employer informing the union of its intention to introduce an enterprise system of annual leave flexibility and providing a reasonable opportunity for the union to participate in negotiations.

28.5.1.5 Once a decision has been taken to introduce an enterprise system of single day annual leave in accordance with this clause, its terms must be set out in the and wage records kept pursuant to regulations 131 A to 131 R of the Workplace Relations Regulations.

28.5.1.6 The employer will record these short term annual leave arrangements in the time and wages book.

28.6 Close Down

28.6.1 The employer may close down the plant or a section or sections thereof wholly or partly for the purpose of allowing leave to all or the bulk of the employees in the plant or section or sections concerned in accordance with the following provisions.

28.6.1.1 In accordance with clause 8 of this Agreement the employer may, by giving not less than three months notice (or an agreed lesser period of notice) of the intention to do so, either close down for one period or for two separate periods (hereinafter referred to as the first or second close down) provided that in lieu of a second close down the employer may grant any leave due and not taken at the first close down within a period not exceeding five months, or an agreed longer period and after not less than one month's notice to the employee. Provided however, that the second part of the leave will be given within a period not exceeding 9 months from the date the right to annual leave accrued.

28.6.1.2 Each employee affected will be credited with 2.925 hours in respect of each week of five working days completed in respect of continuous service for which leave has not already been given during the 12 months ending on the day immediately preceding the re-opening of the plant after each first close down.

28.6.1.3 Except to the extent that an employee has accrued leave under the provisions of clause 28.1 at the date of the close down the employee will be stood off without pay during the period of any close down.

28.6.1.4 Any employee who at the date of the first close down has qualified for four full weeks leave and has also completed a further week or more of continuous service will also be paid 2.925 hours leave for each completed week of five working days of continuous service plus 17 1/2 per cent since the close of his last 12-monthly qualifying period.

28.6.1.5 The next 12-monthly qualifying period for each employee affected by such close downs will commence from the day on which the plant or section or sections concerned is re-opened for work after the first close down. Provided that all time during which an employee is stood off without pay for the purposes of that subclause will be deemed to be time of service in the next 12-monthly qualifying period.

28.6.1.6 If in the first year of service with an employer an employee is allowed proportionate annual leave under this subclause and subsequently within such year leaves employment or their employment is terminated by the employer, the employee will be entitled to the benefit of clause 28.1.3 subject to adjustment for any proportionate leave which he may have been allowed as aforesaid.

28.7 Calculation of continuous service

28.7.1 For the purposes of this clause service will be continuous despite:

28.7.1.1 any interruption or termination of the employment by the employer if such interruption or termination has been made merely with the intention of avoiding obligations hereunder in respect of leave of absence, or

28.7.1.2 any absence from work on account of personal sickness or accident or on account of leave lawfully granted by the employer, or

28.7.1.3 any absence with reasonable cause proof whereof shall be upon the employee.

28.7.2 In cases of personal sickness or accident or absences with reasonable cause the employee to become entitled to the benefit of this clause will inform the employer in writing, if practicable, within 48 hours of the commencement of such absence of the inability to attend for duty, and as far as practicable the nature of the illness, injury or cause, and the estimated duration of the absence. A notification given by an employee pursuant to clause 29.4 of this Agreement will be accepted as notification under this sub-clause.

28.7.3 Any absence from work by reason of any cause not being a cause specified in this clause will not be deemed to break the continuity of service for the purposes of this clause unless the employer during the absence or within fourteen days of the termination of the absence notifies the employee in writing that such absence will be regarded as having broken the continuity of service.

28.7.4 In cases of individual absenteeism such notice will be given in writing to the employee concerned, but in cases of concerted or collective absenteeism notice may be given to employees by the posting up of a notification in the plant, in the manner in which general notifications to employees are usually made in that plant and by posting to the union whose members have participated in such concerted or collective absenteeism, a copy of such notification not later than the day it is posted up in the plant.

28.7.5 A notice to an individual employee may be given by delivering it to the employee personally or by posting it to the last recorded address in which case it will be deemed to have reached the employee in due course by post.

28.7.6 In calculating the qualifying period of continuous service any such absence as aforesaid will not be taken into account except:

28.7.6.1 28 days or less in the case of sickness or accident.

28.7.6.2 Annual leave or long service leave granted to the employee.

29. PERSONAL OR CARERS LEAVE

For the purposes of this clause "employee" includes a part-time employee but does not include an employee engaged as a casual.

29.1 Amount of Paid Personal or Carers Leave

An employee is entitled to the following amount of paid personal or carers leave:

29.1.1 56 hours in the first year of service (40 hours sick leave and 16 hours bereavement leave on each occasion)

29.1.2 80 hours from the commencement of the second and each following year of service (64 hours sick leave plus 16 hours bereavement leave on each occasion)

29.2 Immediate Family or Household

The entitlement to use bereavement leave and carer's leave in accordance with this clause is subject to:

29.2.1 the person being either

29.2.1.1 a member of the employee's immediate family: or

29.2.1.2 a member of the employee's household

29.2.2 the term "immediate family" includes:

29.2.2.1. spouse or de facto spouse of the employee. A de facto spouse in relation to a person means a person of the opposite sex to the first mentioned person who lives with the first mentioned person as the husband or wife of that person on a bona fide domestic basis although not legally married to that person and

29.2.2.2. child or an adult child (Including an adopted child. A step child or an ex nuptial child) parent, grandparent, grandchild or sibling of the employee or spouse of the employee.

29.3 Personal Sick Leave

29.3.1 Entitlement and Accumulation

29.3.1.1 The employee is not entitled during the first 12 months of any period of service to leave in excess of 40 hours of working time nor in any year after completion of such 12 months service to leave in excess of 64 hours of working time. Sick leave will accumulate from year to year of continuous service with the employer except as provided in clause 28.7 of this Agreement.

29.3.1.2 Leave taken by an employee under clause 29.3.1 is deducted from the amount of personal or caress leave available within clause 29.1.

29.3.1.3 An employee is entitled to use accumulated sick leave for personal sickness if the employee has already used:

(i) the current year's sick leave component of the personal/ carer's leave entitlement as personal sick leave, or

(ii) the current year's aggregated personal/carer's leave entitlement.

29.3.1.4 The employee is not entitled to paid leave in excess of 10 hours during the first three months of employment with the employer, a further 10 hours during the second three months of such employment and an additional 20 hours between the seventh and twelfth months of service. Provided that should his/her employment continue beyond six months the employee will be paid for the leave for which they would otherwise have been entitled to be paid except for the limitations prescribed by this clause and for which payment has not previously been made

29.3.1.5 On the employee's anniversary date of starting work, 64 hours (8 days) sick leave is accrued for use over the following 12 months. For every year worked, the employee receives another 64 hours (8 days) sick leave.

29.3.1.6 In the event of an employee dying, the employer will pay to such deceased employee's estate the monetary value of all sick leave standing to the employees credit.

29.3.1.7 Where an employee retires because of age or incapacity, or his/her services terminate after ten years continuous service for any reason except misconduct the monetary value of any unused sick leave standing to the employee's credit will be paid.

29.3.1.8 For the purpose of this clause the rate of pay for sick leave will be the ordinary time rate of pay fixed by the terms of this Agreement.

29.4 Notification and Proof of Sickness

29.4.1 Day shift employees must notify a manager no later than one and a half (1.5) hours after commencement of shift. Afternoon shift employees must notify a manager one (1) hour before shift starts. The abandonment of employment clause then takes effect if they do not notify within time period.

29.4.2 One day off requires a phone call and may require a statutory declaration or a doctor's certificate. More than one day off will require a phone call and will require a statutory declaration or a doctor's certificate.

29.4.3 Should an employee use up all their available sick leave any additional time off work will be unpaid. The employee is still required to notify the employer before the start or as soon as practicable after the start of the working day that they are sick. If the employee provides a doctor's certificate the time off will be deemed unpaid sick leave. If the employee does not provide a doctor's certificate the time off will be deemed unauthorised absence.

29.4.3.1 It is the employee's responsibility to submit an application for sick/ annual leave forms prior to the commencement of the following pay week, with the exception of leave taken on the last day of the pay week, where the employee has until 8.30 am on the first day of the following pay week to submit the application for leave forms. If the payroll officer does not receive the appropriate application for leave form by the time pay details are being calculated and processed, payment will not be given until the following pay period.

29.4.4 Unsatisfactory Attendance

Unsatisfactory attendance is where an employee exceeds one of the following:

29.4.4.1 More than 8 days sick leave taken.

29.4.4.2 More than 4 unpaid sick leave days taken, or

29.4.4.3 More than 2 unauthorised absences.

The employer is entitled to issue warnings as outlined in the agreed format to any employee who has an unsatisfactory attendance record.

29.5 Methods of payment

The following methods of taking accrued sick leave are available to each employee.

29.5.1 Pay out at anniversary of service all sick leave credits in excess of 104 hours, or

29.5.2 Unlimited accrual and pay out on termination of all credits in excess of 104 hours where the employee has less than 10 years service, or pay out of all credits where the employee has in excess of 10 years service, or

29.5.3 Pay at anniversary of service all sick leave credits in excess of 104 hours into the employee's superannuation fund.

29.5.4 Payment will be made at the employee's ordinary rate of pay at the time of taking accrued sick leave.

29.5.5  Sick  leave paid by one of the  methods  prescribed  by clauses  29.5.1,
29.5.2 or 29.5.3 is in lieu of any accrual.

29.6 Where a business is transmitted from the employer to another, an employee's service with the transmitter shall for the purpose of sick leave payment be taken as service with the transmittee provided that the employee's employment with the transmitter is continued with the transmittee.

29.6.1 the continuity of the employment of the worker will be deemed not to have been broken by reason of such transmission.

29.6.2 the period of employment, which the worker has had with the transmitter or any prior transmitter, will be deemed to be employment of the worker with the transmittee.

29.7 Notwithstanding an employee suffering injury through an accident arising out of and in the course of employment (not being an injury in respect of which the employee is entitled to workers' compensation) which in the opinion of the employer or the representative at the place of work, necessitates attendance by the employee during working hours at a doctor, chemist or trained nurse or at a hospital will not suffer any deduction from pay for the time on the day of the accident and will be reimbursed by the employer all expenses reasonably incurred in connection with such attendance but in no case will such reimbursement exceed $10.30.

29.8 Bereavement Compassionate Leave

29.8.1 An employee is entitled to two days paid leave on each occasion that if a member of the employee's immediate family or household in Australia dies.

29.8.2 Proof of death must be provided to the satisfaction of the employer if requested.

29.8.3 This clause has no operation while the periods of entitlement to leave under it coincides with any other period of leave.

29.8.4 Death Outside Australia - Funeral/Service Overseas

The provisions of this sub-clause shall apply upon the death outside Australia of a member of the employee's immediate family or household upon the production of satisfactory evidence of the death and evidence of the employee's travel outside of Australia to attend the deceased's funeral/service.

29.8.5 Death Outside Australia - Service Locally

Where any member of the employee's immediate family or household dies outside Australia and a weekly employee with three month's service does not travel outside Australia to attend the funeral service such employee shall be entitled to leave not exceeding the number of hours worked by the employee on one ordinary day's work for the purpose of attending a local service for the deceased. Evidence of the death and the service shall be furnished by the employee to the satisfaction of the employer.

29.8.6 Carers Leave

29.8.6.1 An employee with responsibilities in relation to a member of their immediate family or household who needs their care and support is entitled to use up to 5 days per annum of their personal/carers leave entitlement to provide care and support for such persons when they are ill. Leave may be taken for part of a single day.

29.8.6.2 The entitlement to use personal/carer's leave is subject to the employee being responsible for the care of the person concerned.

29.8.6.3 The employee must, if required by the employer, establish by production of a medical certificate or statutory declaration, the illness of the person concerned and that the illness is such as to require care by another.

29.8.6.4 In normal circumstances an employee must not take carer's leave under this clause where another person has taken leave to care for the same person.

29.8.6.5 The employee must, where practicable, give the employer notice prior to the absence of their intention to take leave, the name of the person requiring care and their relationship to the employee, the reasons for taking such leave and the estimated length of absence. If it is not practicable for the employee to give prior notice of absence, the employee must notify the employer by telephone of such absence at the first opportunity on the day of absence.

29.8.6.6 Each day or part of a day of carer's leave taken in accordance with clause 29.8.6.1 is to be deducted from the amount of personal/carer's leave provided in clause 29.1 of this clause up to a maximum of 5 days per annum.

29.8.6.7 An employee is entitled to use accumulated sick leave as paid carers leave if the employee has used the current year's personal/carers, leave entitlement. An exception to this is where an employee has already taken 5 days carer's leave in the current year.

29.8 Unpaid Carers Leave

An employee may elect, with the consent of the employer, to take unpaid leave for the purpose of providing care to a family or household member who is ill.

29.9 Grievance Process

Clause 10 - Procedures for Avoidance of Industrial Disputes of this Agreement applies to a dispute about the effect or operation of his clause.

30. PUBLIC HOLIDAYS

30.1 All weekly employees will be entitled to be absent from work without deduction of pay on the following holidays:

30.1.1 New Years Day, Australia Day, Union Picnic day, Canberra Day, Good Friday, Easter Saturday, Easter Monday, Anzac Day, Queen's Birthday, Labour Day, Christmas Day and Boxing Day

30.1.2 When Christmas Day is a Saturday or a Sunday a holiday in lieu will be observed on 27 December.

30.1.3 When Boxing Day is a Saturday or a Sunday, a holiday in lieu will be observed on 28 December.

30.1.4 When New Year's Day or Australia Day is a Saturday or a Sunday a holiday in lieu will be observed on the next Monday

30.2 Where public holidays are declared or prescribed by the state, territory or locality, on days other than those set out in clause 30.1.1 those days will constitute additional public holidays for the purpose of this Agreement.

Changing public holidays by agreement

30.3 In accordance with clause 10 - Facilitative Provisions of the Award the employer and employees or a group of employees at a site or work area may agree to substitute another day for any day prescribed in clause 30.1

Rostered day off/Programmed day off or accumulated time off falling on a holiday

30.4 In the case of an employee whose ordinary hours of work are arranged in such a manner as to entitle the employee to a rostered day off the weekday to be taken off will not coincide with a holiday fixed in accordance with this clause. Provided that, in the event that a holiday is prescribed after an employee has been given or gives notice of a weekday off and the holiday falls on such weekday the employer will allow the employee to take up an alternative weekday off in lieu of the holiday.

Termination within 14 Days of a Holiday

30.5 In the case of an employee with at least three months service with the employer, whose services are terminated by the employer through no fault of the employee within fourteen days prior to a holiday or, in the case of an annual leave closedown within fourteen days after resumption of work, the employee will be paid for any such holiday the amount the employee would have received had the employee not been terminated.

Full-time employees working non-standard hours

30.6 This subclause applies to full-time workers who do not regularly work a five day Monday to Friday week.

30.6.1 When a prescribed holiday falls upon a day when the employee would not be working in any event the employee will receive:

30.6.1.1 A day's paid leave to be taken on another day or added to annual leave (to be mutually agreed between the employer and employee) or

30.6.1.2 An additional day's wage

30.6.2 If an employee is rostered to work on the public holiday or its substitute day (except Christmas Day) the employee is entitled to;

30.6.2.1 If not required to work on the public holiday, the employee will receive the payment the employee would ordinarily receive for that day and is not entitled to a substitute day off.

30.6.2.2 If required to work on the public holiday the employee is entitled to receive the normal rates of pay for working that day and the substitute day as a holiday (if the substitute day is a non-working day for the employee the employee would receive the compensation provided by clause 30.6.2.1).

30.6.2.3 If the employee is required to work on the substituted day they will receive the rates of pay for working on a public holiday.

30.6.3 If an employee is rostered and required to work a both the `actual' public holiday and its substituted day (this would only occur if the holiday were to fall on a Saturday or a Sunday) the employee is entitled to:

30.6.3.1 A day's paid leave to be taken on another day or added to annual leave (to be mutually agreed between the employer and employee) or

30.6.3.2 Payment at public holiday rates for the day's work for the substituted day and payment at normal rates for Saturday or Sunday for the actual public holiday.

Christmas Day Loading

30.7 If employees are rostered to work on a Saturday or Sunday which is a Christmas day and are required to work, the employee will receive the normal Saturday or Sunday rate plus a loading of one half of a normal day's wages for a full day's work and be entitled to a substitute day

Non-casual part-time Employees

30.8 Where the normal roster of a part-time employee includes a day that is a public holiday the employees will receive the normal pay he/she would have received on that day and enjoy the holiday or receive the appropriate public holiday rate for working whatever hours they work during it.

30.8.1 For part-time employees whose normal roster includes a Saturday or Sunday, which would be a prescribed holiday, but for the substitution of an alternative day the following will apply:

30.8.1.1 The employee will be granted leave with pay on the `actual day' without substitution, or

30.8.1.2 The employee works on the `actual day' at normal Saturday or Sunday rates (if the Saturday or Sunday is Christmas Day, the Christmas Day loading will apply) and is allowed to take another day with pay which may or may not be the prescribed substitute day, as a holiday, or

30.8.1.3 The employee works the `actual day' at normal Saturday or Sunday rates (if the Saturday or Sunday is Christmas Day the Christmas Day loading will apply) and receives in addition, payment at ordinary-time rates for an additional day of equal length (with no substitution of an alternative day).

30.8.2 If any of these benefits applies the employee who works on the prescribed substitute day will be paid at ordinary time rates.

30.9.3 Any circumstances for part-time workers not covered by this subclause should be the subject of negotiations between the parties concerned, using the principles of this clause to resolve the issues.

Payment for casual employees working on public holidays

30.9 A casual employee who works on the day prescribed as the public holiday will be paid the appropriate public holiday pay as described elsewhere in this Agreement. The employee should receive the ordinary casual rate plus the applicable penalty. That is, the causal loading of 20 per cent and the prescribed holiday rate for non-casual workers of 2.5 times ordinary rates. The casual will be paid 2.7 times the ordinary time rate for non-casual workers.

Absences before or after public holidays

30.10 Where an employee is absent from employment on the working day after a public holiday or group of public holidays to which the employee is entitled and such absence is without reasonable cause, proof whereof will be upon the employee, the employee is not entitled to payment for the public holiday immediately succeeding or immediately preceding the absence as the case may be.

30.11 Employees will, when required to do so, work during weekends and on any of the public holidays specified in clause 30.1 provided that the employer will not require more than a reasonable amount of overtime of any employee during weekends.

31. BLOOD DONORS

A weekly employee who, with the consent of the employer is absent during ordinary working hours for the purpose of donating blood will not suffer any deduction of pay up to a maximum of two hours on each occasion and subject to a maximum of four separate absences each calendar year. Provided that such employee will arrange as far as practicable for the absence to be as close as possible to the beginning or ending of the employee's ordinary working hours.

Provided further the employee will notify the employer as soon as possible of the time and date upon which the employee is requesting to be absent for the purpose of donating blood.

Proof of the attendance of the employee at a recognised place for the purpose of donating blood and the duration of such attendance will be furnished to the satisfaction of the employer.

32. JURY SERVICE

A weekly employee required to attend for jury service during ordinary working hours will be reimbursed by the employer an amount equal to the difference between that amount paid in respect of attendance for such jury service and the amount of wage the employee would have received in respect of the ordinary time the employee would have worked had the employee not been on jury service.

An employee will notify the employer as soon as possible of the date upon which the employee is required to attend for jury service. Further the employee will give the employer proof of such attendance, the duration of such attendance and the amount received in respect of such jury service.

33. UNION TRAINING LEAVE

A weekly employee nominated by the union will be allowed leave without loss of pay to attend union training courses subject to the following conditions:

33.1 An accredited union representative shall, upon application in writing from the union, be granted up to five days leave with pay each calendar year non-cumulative to attend union training. Not all union representatives are to be absent for training at the same time. A maximum of four employees will be granted union training leave each calendar year.

33.2 The application for leave must contain the following details:

33.2.1 The period of time for which leave is sought

33.2.2 The description and content of the course (if available) to be attended and where the course is to be conducted

33.3.1 the granting of leave will be subject to the union giving not less than six weeks notice in writing of any lesser period agreed by the employer and union.

33.3.2 An employee who has completed six months with the employer (or lesser period of service as may be agreed upon by the employer and the union) will be eligible for such leave.

33.4 The time of taking leave will be arranged to minimise any adverse effect on the employers operations.

33.5 The employer is not liable for additional expenses associated with an employee's attendance at a course other than the payment of ordinary time earnings for the absence. For the purposes of this clause ordinary time earnings are defined as the relevant skill grade rate plus shiftwork loadings where applicable

33.6 Leave rights granted in accordance with this clause will not result in an additional payment or alternative time off to the extent that the course attended coincides with an employee's day off in the 19-day month work cycle or with any other confessional leave.

33.7 Leave of absence granted pursuant to this clause will count as services for all purposes.

34. TRAINING AND SKILLS DEVELOPMENT

34.1 The parties to this Agreement recognise that in order to increase the efficiency, productivity and international competitiveness of the enterprise a greater commitment to training and skilled development is required. Accordingly they commit to:

34.1.1 Developing a more highly skilled and flexible workforce

34.1.2  Providing   suitable   employees  with  career   opportunities   through
appropriate training to acquire additional skill and

34.1.3 Removing barriers to the utilisation of skills acquired

34.1.4 Developing skills in teamwork and continuous improvement

34.2 Following consultation through the ECC the employer will develop a training programme, consistent with:

34.2.1 The current and future skill needs of the enterprise

34.2.2 The size, structure and nature of the operations of the enterprise

34.2.3 The need to develop vocational skills relevant to the enterprise and consistent with the National Forest Industry Competency Standards where applicable through courses conducted by accredited educational institutions and providers

34.3 The ECC will ensure that the following is implemented:

34.3.1 Formulation of a training programme and availability of training courses and career opportunities to employees

34.3.2 Dissemination of information on the training programme and availability of training courses and career opportunities to employees

34.3.3   The   recommending   of   individual   employees   for   training   and
reclassification

34.3.4   Monitoring  and  advising   management  and  employees-on  the  ongoing
effectiveness of the training

34.3.5 Each area will develop training plans in conjunction with the ECC

34.3.6 Training may be conducted either on or off the job and as far as practicable during paid working hours. The employer will not unreasonably withhold paid training leave

34.3.7 Employees who participate in work and grade structure related training will be paid in accordance with clause 25 Hours of Work of this Agreement and clause 31 Overtime of the Award

34.3.8 Each employee will receive no less than one week of direct training each year

34.4 Training Costs

34.4.1 Any costs associated with standard fees for prescribed courses and prescribed text books (excluding those text books which are available in the employer's technical library) incurred in connection with the undertaking of training will be reimbursed by the employer upon the production of evidence of such expenditure provided that reimbursement will also be on an annual basis subject to the presentation of reports of satisfactory progress.

34.4.2 Travel costs incurred by an employee undertaking training in accordance with this clause which exceed those normally incurred in travelling to and from work will be reimbursed by the employer.

35. LITERACY AND NUMERACY

The success of the enterprise and opportunities for employees is directly related to improvement of English language literacy and numeracy.

In conjunction with the ECC management will implement a program of workforce literacy and numeracy.

36. ACCIDENT PAY - A.C.T.

36.1 An employer will pay and a weekly employee is entitled to receive accident pay in accordance with this clause.

36.2 "Accident Pay" means a weekly payment of an amount being the difference between the weekly amount of compensation paid to an employee pursuant to the Workers Compensation Act 1951 (ACT) and the weekly Award rate to which such employee is entitled in the classification under which the employee is employed at the date of injury or where the incapacity is for a lesser period than one week, the difference between the amount of compensation and the said Award rate for that period.

36.3 An employer must pay an employee accident pay where the employee receives an injury for which compensation is payable by or on behalf of the employer pursuant to the provision of the said Act.

36.4 An employer will pay, or cause to be paid, accident pay during the incapacity of the employee within the meaning of the said Act until such incapacity ceases or until the expiration of a period of 39 weeks from the date of the injury, whichever event shall first occur.

36.5 The termination of the employee's employment for any reason during the period of any incapacity does not affect the liability of the employer to pay accident pay as herein before provided.

36.6 An employee is not entitled to any payment under this clause in respect of any period of paid annual leave or long service leave or for any paid public holiday.

36.7 In the event that an employee receives a lump sum in redemption or weekly payment under the said Act the liability of the employer to pay accident pay as herein provided ceases from the date of such redemption.

36.8 Where the employee recovers damages from the employer or from a third party in respect of the said injury independently of the said Act the employee is liable to repay to the employer the amount of accident pay which the employer has paid under this clause and the employee is not entitled to any further accident pay in respect of that injury.

36.9 This clause does not apply to any injury occurring during the first two weeks of the employment unless such incapacity continue beyond the first two weeks in which case accident pay applies only to that period of incapacity after the first two weeks.

36.10 Accident pay does not apply in respect of any injury during the first five normal working days of incapacity.

37. TOXIC SUBSTANCES

37.1 Employees who are required to work on duties of employment which necessitate the handling of timber treated with toxic substances will be informed by the employer of the nature of the toxicity of such substances and the necessary precautions and safeguards to be observed in their use.

37.2 The employer will provide employees with a printed copy of the heath regulations that are appropriate to the toxic substances, which are utilised.

38. AMENITIES

38.1 Except as otherwise provided by state law employers will provide free of charge to the employees:

38.1.1 At each workplace where living accommodation is not provided and where ten or more employees are engaged, suitable dining accommodation wherein there will be a radiator or other suitable heater.

38.1.2 Suitable lockers and suitable clothes hanging facilities.

38.1.3 Where practicable, boiling water at meal times.

38.1.4 At each workplace reasonable and sufficient conveniences to enable the employees to wash themselves.

38.1.5 At each workplace at some convenient place, suitable cool drinking water.

38.1.6 At each workplace where a female or females are employed, a restroom suitably furnished (including suitable couch).

38.2 Provided that the provisions of clauses 38.1.1 and 38.1.2 of this clause do not for such period or periods as may be agreed apply if the employer proves to the satisfaction of the ECC or failing that the Australian Industrial Relations Commission, that the employer is unable by reason of lack of space, shortage of material or labour or any other difficulties to provide dining, accommodation, lockers or clothes hanging facilities as aforesaid. In cases where dining accommodation, lockers or clothes hanging facilities are not provided the Australian Industrial Relations Commission may extend the time for providing such dining accommodation or lockers as aforesaid. Provided further, however, that where employees do not desire dining accommodation an employer will not be compelled to provide such accommodation.

39. CLOTHING, EQUIPMENT AND TOOLS

39.1 Compensation to the extent of the damage sustained will be made where in the course of performing normal duties at work, the work clothing, tools, spectacles, hearing aids and dentures are damaged or destroyed by fire or corrosive substance. Provided that the employer's liability in respect of tools is limited to such tools of trade as are ordinarily required for the performance of the employee's duties. Provided further that this clause does not apply to an employee who is entitled to compensation under any workers compensation or any other Act in respect of damage to clothing or tools, spectacles, hearing aids and dentures.

39.2 Supply of clothing

39.2.1 If an employee is required to work in the rain, the employee will be provided with oilskins or other suitable waterproof clothing and upon request by the employee with suitable wet weather footwear.

39.2.2 All employees while working under overhead cranes will wear head protective helmets of a type mutually approved by the employer and the appropriate state branch of the union.

Such head protective helmets will be supplied by the employer to each employee so engaged.

39.2.3 The employer may deduct from the pay of any employee to whom oilskins, aprons, overalls, waterproof clothing, wet weather footwear, head protective helmets or protective gloves have been supplied with the cost of such articles as are not returned in good order and condition, fair wear and tear excepted, on demand being made by the employer.

39.2.4 An employee required to handle poles or timber whilst still wet after impregnation or immunisation shall be supplied by the employer with suitable protective clothing.

39.2.5 An employee who is required to handle materials whilst still wet with glue from a glue spreading machine will be supplied with suitable gloves and apron.

39.2.6 An employee who is required to prime paint timber or timber articles by any method or handle same whilst still wet with paint will be supplied with suitable protective clothing.

39.2.7.1 An employee who takes timber by hand from a conveyor or sorting table or a docker person who takes timber by hand "green off saw" will be supplied with a protective apron.

39.2.7.2. Sawyers, and A and B grade wood machinists will be supplied with a protective apron upon request of the employee.

39.2.8 Upon request by a saw sharpener, saw doctor or saw doctor apprentice, the employer will supply such employees with two pairs of overalls per annum free of charge.

39.2.9 Supply of safety footwear

The employer will provide free of charge one pair of safety boots/shoes to each employee and thereafter on a replacement basis. New employees will be supplied safety footwear at the commencement of employment. The wearing of such supplied footwear will be a condition of employment except in relation to employees who are unable to wear such footwear for medical reasons and who produce a medical certificate of that fact. Any person who leaves the employment within three months of such issue will be charged half the cost of the footwear so provided.

The employer will not be required to supply safety footwear to employees to whom a weekly allowance or a lump amount is paid by the employer to cover the full cost of safety footwear supplied by the employee.

The terms of this clause will not apply to employees in circumstances where the employer and an employee and the State Branch of the union agree that the nature of work performed by the employee does not warrant the wearing of safety footwear.

39.2.10 Case hardened glasses

The employer will reimburse an employee who requires prescription lenses to be case hardened the amount necessary to have the prescription lenses case hardened.

39.2.11 Protective gloves

Where an employee is performing manual tasks such as the handling of timber, metal, cable or other materials, which would warrant the supply of protective gloves such employees will be supplied gloves by the employer. Protective gloves will not be supplied in circumstance where it would be hazardous if they were to be worn nor will they be supplied in circumstances where the employer deems it inappropriate.

39.3 Supply of Tools

Employees and other millwrights will be provided by the employer with all the necessary tools, implements, measuring instruments and plant. The employee will replace or pay for any tools etc so provided which are lost, wilfully damaged or destroyed through the employee's negligence.

40. FIRST AID

40.1 First Aid Outfit

The employer will supply and maintain a first aid outfit at each workplace as prescribed by the ACT First Aid in the Workplace Code of Practice 1994.

40.2 First Aid Employee

Where the employer has appointed an employee who holds a certificate as a first aid attendant the allowance prescribed by clause 27.8 of the Award will be paid to such employee for each week in which three days or more have been worked. That amount will be payable in addition to any amounts paid for annual leave, sick leave, and public holidays provided that this allowance will not subject to any premium or penalty additions.

Provided that nothing in this sub-clause will be taken as meaning that an employer will be required to make such an appointment.

40.3 Special transport of injured

In the event of an injury to an employee requiring medical attention that cannot be provided by the employer or on the employers premises the employer will, as soon as is reasonably possible, supply free of charge such means to convey such an employee to the nearest hospital or doctor at which or by whom the employee is to be treated.

41. RIGHT OF ENTRY

41.1 On production of an authority to the employer or the employers representative a duly accredited union representative will have the right to visit and inspect any job at any time when work is being carried on, whether during or outside ordinary working hours, to interview employees covered by this Agreement provided that the representative does not unduly interfere with the work in progress.

Entry of a duly accredited union representative will be subject to the following conditions:

41.1.1 That the representative complies with all safety requirements whilst on the premises.

41.1.2 That if the employer alleges that an accredited union representative is unduly interfering with the performance of work or is committing a breach of the previous condition the employer may refuse the right of entry but the union will have the right to bring the refusal before the Australian Industrial Relations Commission and the Commission may deal with the matter.

41.2 Any unreasonable delay in allowing a duly accredited representative of the union entry into the premises is a breach of the Agreement.

41.3 A representative of the union will be a duly accredited representative if holding a permit issued by the Australian Industrial Relations Commission.

42. UNION DELEGATES

42.1 An accredited union delegate will have the right to discuss work-related matters of concern of any employee or to convey information relating to the workplace to employees provided that the union delegate does not unduly interfere with the work in progress and the supervisor of the shift or section is given prior notice of the union delegate's intention.

42.2 The union delegate will have access to a telephone to contact the union office or to progress enquires on behalf of an employee on work related matters. The union delegate will be provided with a suitable cupboard and facilities to enable the union delegate to keep records, union circulars and documentation to efficiently carry out their responsibilities.

42.3 The union delegate will have the right to place notices on notice boards within the enterprise. Such notices or matters of interest will be within the policy of and authorised by the union.

42.4 With the agreement of the employer the union delegate will have the right to have a guest speaker authorised by the state branch of the union attend meetings within the enterprise for the purpose of discussing issues relating to this agreement and to the workplace.

42.5 The employer will not dismiss or injure a union delegate in employment or alter the employee's position to the employee's prejudice because the employee is a union delegate.

42.6 The employer will supply the union delegate with a copy of this Agreement and with all subsequent variations.

43. SIGNATURES

The following employees and union and employer representatives sign this Agreement on behalf of the employees and the employer on this
       day of                  2005.

Employee Representative                         Employer Representative
CFMEU                                           Integrated Forest Products

Employee Representative
CFMEU

Craig Smith
Divisional Branch Secretary                     Manager
CFMEU- Forestry, Furnishing, Building           Integrated Forest
Products and Manufacturing Division             Products Pty Ltd
NSW Divisional Branch